EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal Fourth Quarter and 2015 Annual Financial Results
Record Annual EPS of $2.87, up 193%
Record Annual Net Income of $55.7 million, up 189%
Annual ROE of 15%
New York, NY – December 9, 2015 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization delivering financial products, advisory and execution services, today announced its financial results for the fiscal fourth quarter and full fiscal year ended September 30, 2015.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “We achieved very strong results for the fourth quarter which was a record in almost every respect. With a very strong Q4 result we achieved our target ROE of 15% for the year overall which we believe is a “best in class” performance. These results have been underpinned by very strong transaction volumes across the board indicative of increases in market share by all our businesses. We now have the capability to provide execution, market intelligence and clearing services across asset classes and in all major markets and are ideally placed to take advantage of ongoing industry consolidation. In addition, we have a unique global payments business which provides last mile execution capability in over 130 markets. This business is fast growing, highly scalable and enjoys excellent margins and is increasingly becoming a solution provider to the banking industry.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Annual Report on Form 10-K to be filed with the SEC. The Annual Report on Form 10-K will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(Unaudited) (in millions, except share and per share amounts)	2015	2014	% Change	2015	2014	% Change
Revenues:
Sales of physical commodities	$2,456.6	$10,529.2	(77)%	$34,089.9	$33,546.4	2%
Trading gains, net	93.8	66.5	41%	328.6	244.5	34%
Commission and clearing fees	49.8	46.7	7%	192.5	180.7	7%
Consulting and management fees	11.5	10.5	10%	42.5	42.1	1%
Interest income	16.7	2.6	542%	39.4	8.0	393%
Other income	—	0.2	(100)%	0.3	0.7	(57)%
Total revenues	2,628.4	10,655.7	(75)%	34,693.2	34,022.4	2%
Cost of sales of physical commodities	2,449.7	10,525.1	(77)%	34,068.9	33,531.5	2%
Operating revenues	178.7	130.6	37%	624.3	490.9	27%
Transaction-based clearing expenses	31.3	27.5	14%	122.7	108.5	13%
Introducing broker commissions	15.1	13.9	9%	52.7	49.9	6%
Interest expense	5.0	2.5	100%	17.1	10.5	63%
Net operating revenues	127.3	86.7	47%	431.8	322.0	34%
Compensation and other expenses:
Compensation and benefits	68.8	53.7	28%	251.1	201.9	24%
Communication and data services	6.9	6.8	1%	28.1	25.8	9%
Occupancy and equipment rental	3.3	3.2	3%	13.5	12.3	10%
Professional fees	3.6	3.0	20%	12.5	14.9	(16)%
Travel and business development	2.7	2.5	8%	10.5	9.9	6%
Depreciation and amortization	1.8	1.8	—%	7.2	7.3	(1)%
Bad debts and impairments	4.1	4.7	(13)%	7.3	5.5	33%
Other	6.9	3.2	116%	23.5	18.4	28%
Total compensation and other expenses	98.1	78.9	24%	353.7	296.0	19%
Income from continuing operations, before tax	29.2	7.8	274%	78.1	26.0	200%
Income tax expense	8.1	2.0	305%	22.4	6.4	250%
Net income from continuing operations	21.1	5.8	264%	55.7	19.6	184%
Loss from discontinued operations, net of tax	—	—	—%	—	(0.3)	(100)%
Net income	$21.1	$5.8	264%	$55.7	$19.3	189%
Basic earnings per share:
Net income from continuing operations	$1.12	$0.30	273%	$2.94	$1.03	185%
Loss from discontinued operations	—	—	—%	—	(0.02)	(100)%
Net income per common share	$1.12	$0.30	273%	$2.94	$1.01	191%
Diluted earnings per share:
Net income from continuing operations	$1.09	$0.29	276%	$2.87	$1.00	187%
Loss from discontinued operations	—	—	—%	—	(0.02)	(100)%
Net income per common share	$1.09	$0.29	276%	$2.87	$0.98	193%

Basic weighted-average number of common shares outstanding	18,577,386	18,315,423	1%	18,525,374	18,528,302	—%
Diluted weighted-average number of common shares outstanding	18,904,502	18,816,272	—%	18,932,235	19,132,302	(1)%

Interest Income/Expense:
Our acquisition of G.X. Clarke & Co. at the beginning of our second quarter of fiscal 2015 resulted in a significant change to our aggregate level of interest income and to a lesser extent interest expense. Overall interest income increased $14.1 million to $16.7 million in the fourth quarter, with the fixed income business acquired, adding $7.9 million and $19.6 million in interest income during the fourth quarter and year ended September 30, 2015, respectively. Historically, our interest income has primarily been driven by the average customer segregated equity in our Commercial Hedging and CES segments, as well as short term interest rates. Interest income in our Commercial Hedging and CES segments increased $0.8 million in the fourth quarter, primarily as a result of the continued implementation of our interest rate management program, which includes the purchase of medium term U.S. Treasury notes and the utilization of interest rate swaps, which was partially offset by the interest income impact of average customer segregated equity decreasing 12% versus the prior year period.
On July 1, 2015, we merged three of our wholly owned U.S. subsidiaries (FCStone, LLC, INTL FCStone Partners L.P., and FCC Investments, Inc.) into our wholly owned subsidiary, INTL FCStone Securities Inc., and renamed the surviving subsidiary INTL FCStone Financial Inc. In connection with this merger, we transferred our remaining available-for-sale investments in U.S. treasury securities, at fair value, to the trading category in accordance with the accounting requirements for broker-dealers. The July 1, 2015 transfer of securities resulted in $3.5 million of pre-tax unrealized gains not previously recognized in earnings being included in interest income in our Corporate unallocated segment during the fourth quarter of fiscal 2015.
Interest expense increased 100% to $5.0 million in the fourth quarter compared to $2.5 million in the prior year. The increase in interest expense is primarily related to $2.2 million of incremental expense from the G.X. Clarke business acquired.
Exchange Firms' Common Stock:
In connection with the merger of our wholly owned subsidiaries, we transferred our remaining available-for-sale investments in Chicago Mercantile Exchange common stock, at fair value, to the trading category in accordance with the accounting requirements for broker-dealers. The July 1, 2015 transfer of securities resulted in $1.9 million of pre-tax unrealized gains not previously recognized in earnings being included in trading gains in our Corporate unallocated segment during the fourth quarter of fiscal 2015.
Non-interest Expenses and Key Operating Metrics:
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2015	2014	% Change	2015	2014	% Change
Variable compensation and benefits	$40.4	$26.9	50%	$135.8	$93.9	45%
Transaction-based clearing expenses	31.3	27.5	14%	122.7	108.5	13%
Introducing broker commissions	15.1	13.9	9%	52.7	49.9	6%
Total variable expenses	86.8	68.3	27%	311.2	252.3	23%
Fixed compensation and benefits	28.4	26.8	6%	115.3	108.0	7%
Other fixed expenses	25.2	20.5	23%	95.3	88.6	8%
Bad debts and impairments	4.1	4.7	(13)%	7.3	5.5	33%
Total non-variable expenses	57.7	52.0	11%	217.9	202.1	8%
Total non-interest expenses	$144.5	$120.3	20%	$529.1	$454.4	16%

The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
	2015	% Change	2014	2015	% Change	2014
Volumes and Other Data:
Exchange-traded volume (contracts, 000’s)	24,425.0	8%	22,525.8	99,879.2	7%	93,566.6
OTC volume (contracts, 000’s)	486.2	38%	353.6	1,670.0	24%	1,342.1
Global payments (# of payments, 000’s)	88.2	52%	57.9	325.4	70%	191.5
Gold equivalent ounces traded (000’s)	26,954.8	21%	22,290.2	126,365.5	60%	79,127.1
Equity market-making (gross dollar volume, millions)	$28,939.7	36%	$21,258.1	$107,052.9	44%	$74,162.9
Foreign exchange prime brokerage volume (U.S. notional, millions)	$119,683.3	96%	$61,092.5	$449,344.1	45%	$310,297.5
Average assets under management (U.S. dollar, millions)	$593.0	1%	$587.1	$572.1	8%	$530.9
Average customer segregated equity (millions)	$1,724.7	(12)%	$1,958.9	$1,788.2	—%	$1,789.9

Balance Sheet Summary:
The following table below provides a summary of asset, liability, and stockholders' equity information for the periods indicated.

(in millions, except for per share amounts)	September 30, 2015	September 30, 2014
Summary asset information:
Cash and cash equivalents	$268.1	$231.3
Cash, securities and other assets segregated under federal and other regulations	$756.9	$448.0
Securities purchased under agreements to resell	$325.3	$—
Deposits and receivables from:
Exchange-clearing organizations	$1,533.5	$1,731.4
Broker-dealers, clearing organizations and counterparties	$277.6	$123.0
Receivables and notes receivable from customers, net	$295.7	$120.8
Financial instruments owned, at fair value	$1,421.9	$197.9
Physical commodities inventory	$32.8	$40.0
Goodwill and intangible assets, net	$58.1	$58.0
Other	$100.1	$89.3

Summary liability and stockholders' equity information:
Payables to customers	$2,593.5	$2,228.7
Payables to broker-dealers, clearing organizations and counterparties	$262.9	$11.9
Payables to lenders under loans and senior unsecured notes	$87.1	$68.0
Accounts payable and other accrued liabilities	$144.8	$114.1
Payables under repurchase agreements	$1,007.3	$—
Financial instruments sold, not yet purchased, at fair value	$568.3	$264.0
Other	$9.0	$7.6
Stockholders' equity	$397.1	$345.4

Net asset value per share	$21.11	$18.29
Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2015	2014	% Change	2015	2014	% Change
Segment operating revenues represented by:
Commercial Hedging	$67.1	$59.7	12%	$262.4	$224.0	17%
Global Payments	25.3	15.4	64%	77.1	55.4	39%
Securities	40.0	21.7	84%	129.8	80.3	62%
Physical Commodities	6.1	6.7	(9)%	23.1	20.6	12%
Clearing and Execution Services	31.2	28.2	11%	123.4	113.7	9%
Corporate unallocated	9.0	(1.1)	n/m	8.5	(3.1)	n/m
Operating revenues	$178.7	$130.6	37%	$624.3	$490.9	27%

The following table reflects segment income by segment for the periods indicated.

	Three Months Ended September 30,			Fiscal Year Ended September 30,
(in millions)	2015	2014	% Change	2015	2014	% Change
Segment income represented by:
Commercial Hedging	$20.3	$16.0	27%	$85.6	$67.3	27%
Global Payments	15.0	8.0	88%	43.3	28.3	53%
Securities	13.8	5.1	171%	40.5	21.0	93%
Physical Commodities	—	2.3	(100)%	5.8	5.9	(2)%
Clearing and Execution Services	3.6	2.0	80%	12.9	6.3	105%
Total segment income	52.7	33.4	58%	188.1	128.8	46%
Reconciliation of segment income to income from continuing operations, before tax:
Segment income	52.7	33.4	58%	188.1	128.8	46%
Costs not allocated to operating segments	23.5	25.6	(8)%	110.0	102.8	7%
Income from continuing operations, before tax	$29.2	$7.8	274%	$78.1	$26.0	200%
Commercial Hedging
In our Commercial Hedging segment we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic OTC instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 12% to $67.1 million in the fourth quarter compared to $59.7 million in the prior year. Exchange-traded revenues increased 20%, to $34.6 million in the fourth quarter, resulting primarily from strong growth in LME metals revenues, driven by increased customer activity and expansion activities in the Far East. In addition, agricultural and energy related commodity exchange traded revenues increased as a result of an increase in customer hedging activity. Overall exchange-traded contract volume increased 23% to 5.7 million contract while the average rate per contract declined 3% to $6.00.
Over-the-counter (“OTC”) revenues increased 7%, to $27.0 million in the fourth quarter, primarily driven by strong performance in the grain and energy markets, which was partially offset by declines in soft commodity OTC operating revenues, primarily cotton, sugar and food service. Overall OTC volumes increased 38% to 486 thousand contracts, while the average rate per contract declined 21% to $54.57.
Consulting and management fees declined $0.6 million versus the prior year, while interest income, which remains constrained by low short-term interest rates, increased 38%, to $1.8 million compared to the prior year. The increase in interest income is driven by the implementation of our interest rate management program which includes an extension of the duration of our U.S. treasury investments and the utilization of interest rate swaps to manage a portion of our interest rate position, which was partially offset by the interest income impact of average customer equity decreasing 8% to $876 million.
Segment income increased to $20.3 million in the fourth quarter compared to $16.0 million in the prior year, primarily as a result of the increase in operating revenues as well as a decline in bad debt expense. Overall bad debt expense declined $2.4 million to $1.1 million in the fourth quarter of fiscal 2015 as compared to the prior year. Current period bad debt expense relates to OTC account deficits from Brazilian agricultural customers. The prior year period included $3.6 million in bad debt expense related to account deficits from a Hong Kong commercial LME customer and Brazilian OTC agricultural customers. The Brazilian account deficits in fiscal 2015 are not related to the bad debt expense recognized in fiscal 2014. Variable expenses, excluding interest, expressed as a percentage of operating revenues increased to 44% compared to 41% in the prior year, primarily as the result of an increase in variable compensation.
Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations (“NGOs”) and government organizations. We offer payments services in more than 130 countries, which we believe is more than any other payments solution provider, and provide competitive and transparent pricing.

Operating revenues increased 64% to $25.3 million in the fourth quarter compared to $15.4 million in the prior year. This operating revenue growth was driven by a 52% increase in the volume of payments made to 88.2 thousand during the fourth quarter as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system. In addition, the average revenue per trade increased 8% to $286.85 during the fourth quarter as a result of the mix of currency payments made.
Segment income increased 88% to $15.0 million in the fourth quarter compared to $8.0 million in the prior year. This increase primarily resulted from the increase in operating revenues during the fourth quarter. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 29% in the fourth quarter compared to 32% in the prior year.
Securities
In our Securities segment we provide value-added solutions that facilitate cross border trading in the equity markets as well as provide a full range of corporate finance advisory services to our middle market clients, including capital market solutions and a wide range of advisory services across a broad spectrum of industries. Following our acquisition of G.X. Clarke & Co., we act as an institutional dealer in fixed income securities, including U.S. treasuries, federal agency and mortgage-backed securities to a client base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place a wide array of debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues increased 84% to $40.0 million in the fourth quarter compared to $21.7 million in the prior year.
Operating revenues in our Securities segment are comprised of activities in four product lines, equity market-making, debt trading, investment banking and asset management. Operating revenues in equity market-making increased 58% to $15.0 million in the fourth quarter driven by a 36% increase in the gross dollar volume traded as well as an increase in the average revenue per $1,000 traded. Equity market-making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the condensed consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in debt trading increased 162% to $17.8 million in the fourth quarter, primarily as a result of the acquisition of G.X. Clarke, effective January 1, 2015, which added an incremental $10.7 million in operating revenues. The operating revenues in investment banking increased $1.7 million to $3.5 million in the fourth quarter, while asset management operating revenues and assets under management were relatively flat at $3.7 million and $593.0 million, respectively in the fourth quarter as compared to the prior year.
Segment income increased 171% to $13.8 million in the fourth quarter compared to $5.1 million in the prior year, primarily as a result of the increases in equity market-making and debt trading operating revenues. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 40% in the fourth quarter compared to 49% in the prior year primarily as a result of the acquisition of G.X. Clarke.
Physical Commodities
In our Physical Commodities segment we provide a full range of trading and hedging capabilities to select producers, consumers and investors in precious metals, provide financing to commercial commodity-related companies against physical inventories, including grain, lumber, meats, energy products and renewable fuels and act as a principal to facilitate inputs to the renewable fuels and feed ingredient industries.
On April 10, 2015 (the “transfer date”), we transitioned the portion of our precious metals business conducted through our unregulated domestic subsidiary, INTL Commodities Inc., to our United Kingdom based broker-dealer subsidiary, INTL FCStone Ltd. INTL FCStone Ltd. is regulated by the Financial Conduct Authority (“FCA”), the regulator of the financial services industry in the United Kingdom. This transfer has resulted in a change in the valuation of precious metals inventory held by INTL FCStone Ltd. as well as the presentation of INTL FCStone Ltd.’s precious metals sales and cost of sales.
Subsequent to the transfer, precious metals inventory held by INTL FCStone Ltd. is measured at fair value, with changes in fair value included as a component of ‘trading gains, net’ on the condensed consolidated income statement, in accordance with U.S. GAAP accounting requirements for broker-dealers. In addition, INTL FCStone Ltd. precious metals sales and cost of sales are presented on a net basis and included as a component of ‘trading gains, net’ on the condensed consolidated income statements. For further information, see Note 1 of the Condensed Consolidated Financial Statements in our Form 10-K to be filed.
Precious metals inventory held by our subsidiaries that are not broker-dealers continues to be valued at the lower of cost or market value. Precious metals sales and cost of sales for subsidiaries that are not broker-dealers continue to be recorded on a gross basis. In our physical agricultural and energy commodities business, we value our inventory at the lower of cost or market value and record revenues on a gross basis.
Operating revenues declined 9% to $6.1 million in the fourth quarter compared to $6.7 million in the prior year.

Precious Metals operating revenues declined 10% to $3.8 million in the fourth quarter compared to $4.2 million in the prior year. Operating revenues declined from the prior year period despite a 21% increase in the number of ounces traded as a result of a narrowing of spreads.
Operating revenues in Physical Ag’s & Energy decreased 4% to $2.4 million in the fourth quarter compared to the prior year. The decrease in operating revenues is primarily due to a decline in our customer volumes in the feed ingredient industry.
Segment income broke even in the fourth quarter as compared to $2.3 million in the prior year and primarily resulted from the decline in operating revenues and a $2.8 million increase in bad debt expense in Physical Ag’s & Energy, related to a customer in the renewable fuels industry.
Clearing and Execution Services
Our Clearing and Execution Services (CES) segment provides competitive and efficient clearing and execution of exchange-traded futures and options on futures contracts for the institutional and professional trader market segments and provides prime brokerage foreign exchange services to financial institutions and professional traders.
Operating revenues increased 11% to $31.2 million in the fourth quarter compared to $28.2 million in the prior year. Operating revenues are primarily generated from three sources: commission and clearing fee revenues from the execution and clearing of exchange-traded futures and options on futures contracts, trading gains, net, which primarily represents the spread retained in OTC foreign exchange customer prime brokerage activities, and interest income derived from cash balances in our customers’ accounts.
Commission and clearing fee revenues decreased to $23.5 million in the fourth quarter compared to $24.1 million in the prior year despite a 5% increase in exchange-traded volumes as the average rate per contract declined 9% to $1.17 as a result of business mix. Interest income increased 38% to $0.9 million in the fourth quarter primarily as a result of the continued implementation of our interest rate management program, resulting in an extension of the duration of our U.S. treasury investments and the utilization of interest rate swaps to manage a portion of our interest rate position. This was partially offset by the interest income impact of a 16% decrease in average customer segregated equity to $848.4 million.
Operating revenues in our customer prime brokerage product line, reflected on the “trading gains, net” line increased 110% to $6.5 million in the fourth quarter compared to $3.1 million in the prior year, as a result of a 96% increase in foreign exchange volumes driven by growth in our London operations.
Segment income increased to $3.6 million in the fourth quarter compared to $2.0 million in the prior year, primarily as a result of the increase in operating revenues and a decline in variable expenses as a percentage of operating revenues driven by lower introducing broker expenses. Variable expenses, excluding interest, as a percentage of operating revenues were 74% in the fourth quarter compared to 77% in the prior year.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, December 10, 2015 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through December 17, 2015. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 8420 8647.
About INTL FCStone Inc.
INTL FCStone Inc., including its subsidiaries, is a leader in the development of specialized financial services in commodities, securities, global payments, foreign exchange and other markets. Our revenues are derived primarily from financial products and advisory services that fulfill our clients' real needs and provide bottom-line benefits to their businesses. We create added value for our clients by providing access to global financial markets using our industry and financial expertise, deep partner and network relationships, insight and guidance, and integrity and transparency. Our client-first approach engenders trust, and has enabled us to establish leadership positions in a number of complex fields in financial markets around the world.
Further information on INTL is available at www.intlfcstone.com.

Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bill Dunaway, CFO
1-866-522-7188
bill.dunaway@intlfcstone.com